January 9, 1998

CENTIGRAM COMMUNICATIONS CORPORATION
91 East Tasman Drive
San Jose, CA.  95134
Attn: Tom Brunton


Re: Termination of Build to Suit Leases and  Loan to Sobrato Interests
III

Dear Mr. Brunton:

As you are aware, under that certain Option to Terminate Certain Leases dated March, 1997 (the "Option Agreement") between Sobrato Interests III ("Sobrato III") and Centigram Communications Corporation ("Centigram"), Sobrato was granted the option to terminate the leases referred to therein. This letter serves to notify Centigram that Sobrato Interests III has elected to terminate the two build to suit leases that Sobrato, as landlord, and Centigram, as tenant, previously entered into covering certain property located at the corner of Guadalupe Parkway and North First Street (and which leases are referred to in the aforementioned Option Agreement). This letter further serves to confirm that, as of the date of this letter, Sobrato and Centigram each waive and release the other from all right, obligations, costs, damages, liabilities and claims under, relating to or arising out of the aforementioned two build to suit leases. The preceding to the contrary notwithstanding, Sobrato agrees to promptly return to Centigram the letter of credit or letters of credit that Centigram previously delivered to Sobrato in the total principal amount of $280,000 as a security deposit under the aforementioned two build to suit leases. In consideration of Sobrato terminating the two build to suit leases referred to above, Centigram agrees to make an unsecured loan to Sobrato in the amount of Two Million Two Hundred Fortytwo Thousand Six Hundred Twenty Dollars ($2,242,620). The loan shall bear interest at the rate of nine percent (9%) per annum and shall be fully amortized over a ten year term, with monthly principal and interest payments to be in the amount of $28,408.56 (or more at Sobrato's election). Such principal and interest payments shall commence to be made on the first day of March, 1998 and continue to be paid by Sobrato Interests III on the first day of each month thereafter for one hundred nineteen successive months, with the entire balance of principal and interest due and payable on February 1, 2008. The loan shall be evidenced by an Unsecured Promissory Note in the form and content of Exhibit A attached hereto. A copy of the amortization schedule applicable to the loan is attached hereto as Exhibit B. The loan is scheduled to fund on February 1, 1998 and Sobrato agrees to execute and deliver the Unsecured Promissory Note in favor of Centigram concurrently with or prior to the funding of the loan. Sobrato and Centigram shall coordinate the execution and delivery of the Unsecured Promissory Note and the funding of the loan.

If Centigram is in agreement with the foregoing, please execute a copy of this letter attached and return the same to me as soon as possible. Thank you for your cooperation in this matter.

Very truly yours,

SOBRATO ITERESTS III, a California limited partnership

By: John Michael Sobrato 1985 Separate Property Trust





Its: Trustee




AGREED AND ACCEPTED:

CENTIGRAM COMMUNICATIONS CORPORATION, a Delaware corporation

By:  Tom Brunton

Its: VP Controller & Treasurer






UNSECURED PROMISSORY NOTE
$2,242,620

San Jose, California

 February 1, 1998


For value received, the undersigned, SOBRATO INTERESTS III, a California limited partnership ("Borrower"), promises to pay to CENTIGRAM COMMUNICATIONS CORPORATION, a Delaware corporation, or order ("Lender") at 91 East Tasman Drive, San Jose, CA 95134 Attn: Accounts Receivable, or at such other place as may be designated in writing by Lender, the principal sum of TWO MLLION TWO HUNDRED FORTY-TWO THOUSAND SIX HUNDRED TWENTY DOLLARS ($2,242,620), with interest thereon rate of nine percent (9%) per annum until fully paid. Interest shall be calculated on a 360 day year consisting of twelve months containing thirty days each. The principal amount owing hereunder shall be fully amortized over a ten year period at the interest rate set forth above, and Borrower shall pay to Lender on the first day of each month, commencing on March 1, 1998, and continuing on the first day of each month thereafter for one hundred nineteen successive months, the sum of Twenty-eight Thousand Four Hundred Eight and 56/100 Dollars ($28,408.56) or more. On February 1, 2008 (the "Maturity Date"), the entire balance of principal and interest unpaid shall be due and payable. All sums owing hereunder are payable in lawful money of the United States of America

If Borrower shall fail to make any payment required hereunder on or before ten (10) days following the date on which it becomes due, Borrower shall pay, at Lender's option, a late or collection charge equal to four percent (4%) of the amount of such unpaid payment.

From and after the Maturity Date, or such earlier date on which all sums owing under this Note become due and payable by acceleration or otherwise, all sums owing under this Note shall bear interest until paid in full at a rate equal to five percent (5%) per annum in excess of the rate of interest specified above (based on a 360 day year consisting of twelve (12) months containing thirty (30) days each).

All payments on this Note shall be applied first to the payment of any costs, fees, late charges or other charges incurred in connection with the indebtedness evidenced hereby; next to the payment of accrued interest; then to the reduction the principal balance; or in such other order as Lender shall require.

If Borrower shall fail to pay when due any part or installment of principal or interest or other sums payable hereunder and such failure continues for fourteen (14) days following delivery of written notice to Borrower that such payment is past due, then Lender, at its sole option, shall have the right to declare all sums owing under this Note immediately due and payable.

Borrower shall have the right to pay, without penalty or premium, all or any portion of the outstanding principal amount of this Note. Lender shall apply all such prepayments first to the payment of any costs, fees, late charges or other charges incurred in connection with the indebtedness evidenced hereby; next to the payment of accrued interest; then to the outstanding principal amount of this note in inverse order of maturity, or, at the option of Lender, in the regular order of maturity; or in such other order as Lender shall require.

Borrower shall pay to Lender all sums owing under this Note without deduction, offset or counterclaim of any kind. Lender shall have the right to assign this Note and any or all payments owing hereunder to a third party or parties without the consent of Borrower.

If any attorney is engaged by Lender to enforce any provision of this Note, or as a consequence of any default or breach hereunder, with or without the filing of any legal action or proceeding, then Borrower shall immediately pay to Lender on demand all attorneys' fees and other costs incurred by Lender, together with interest thereon from the date of such demand until paid at the rate applicable to the principal owing hereunder as if such unpaid attorneys' fees and costs had been added to the principal

No previous waiver and no failure or delay by Lender in acting with respect to the terms of this Note shall constitute a waiver of any breach, default or failure of condition under this note. A waiver of any term of this Note must be made in writing and shall be limited to the express written terms of such waiver.

Borrower waives presentment; demand; notice of dishonor, notice of default or delinquency; notice of acceleration; notice of protest and nonpayment; notice of costs, expenses or losses and interest thereon; notice of interest on interest and late charges; and diligence in taking any action to collect any sums owing under this Note. Time is of the essence with respect to every provision hereof this Note shall be construed and enforced in accordance with the laws of the State of California, except to the extent that Federal laws preempt the laws of the State of California, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any Federal or State Court in the State of California having proper venue and also consent to service of process by any means authorized by California or Federal law.


BORROWER:

SOBRATO INTERESTS III, a California limited partnership


By: John Michael Sobrato 1985 Separate Property Trust